     As filed with the Securities and Exchange Commission on August __, 1997

                                                           REGISTRATION NO. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                -----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                -----------------
                             CAYENNE SOFTWARE, INC.
             (Exact Name of Registrant as Specified in Its Charter)
                                  MASSACHUSETTS
                          (State or Other Jurisdiction
                        of Incorporation or Organization)
                                      7399
                          (Primary Standard Industrial
                           Classification Code Number)
                                   04-2784044
                                (I.R.S. Employer
                             Identification Number)

                          8 NEW ENGLAND EXECUTIVE PARK
                         BURLINGTON, MASSACHUSETTS 01803
                                 (617) 273-9003

          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)
                                -----------------
                                  PETER J. BONI
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             CAYENNE SOFTWARE, INC.
                          8 NEW ENGLAND EXECUTIVE PARK
                         BURLINGTON, MASSACHUSETTS 01803
                                 (617) 273-9003
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                -----------------
                                   COPIES TO:
                          JOHN D. PATTERSON, JR., ESQ.
                             FOLEY, HOAG & ELIOT LLP
                             ONE POST OFFICE SQUARE
                           BOSTON, MASSACHUSETTS 02109
                                -----------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As
soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462
(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number of the earlier effective registration statement for the same offering: [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                                             CALCULATION OF REGISTRATION FEE
=========================================================================================================================
                                                                      PROPOSED            PROPOSED
                                                    AMOUNT             MAXIMUM             MAXIMUM
           TITLE OF EACH CLASS OF                    TO BE         OFFERING PRICE         AGGREGATE         AMOUNT OF
         SECURITIES TO BE REGISTERED              REGISTERED        PER SHARE(1)      OFFERING PRICE(1) REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01                      1,873,332           $2.5625           $4,800,413         $1,454.67
=============================================  =================  =================  ================== =================

(1)  Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low prices of the Common Stock on August 13, 1997, as reported by NASDAQ.

                              -----------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

==============================================================================

                                 CAYENNE SOFTWARE, INC.
                                        FORM S-3
                                 REGISTRATION STATEMENT

                                  CROSS-REFERENCE SHEET

Form S-3 Item Number and Caption                                           Location in Prospectus
--------------------------------                                           ----------------------
  1.  Forepart of the Registration Statement
      and Outside Front Cover Page of
      Prospectus............................................  Outside Front Cover Page of Prospectus

  2.  Inside Front and Outside Back
      Cover Pages of Prospectus.............................  Available Information; Information Incorporated
                                                              by Reference; Outside Back Cover Page of
                                                              Prospectus

  3.  Summary Information, Risk Factors
      and Ratio of Earnings to Fixed Charges................  The Company; Risk Factors

  4.  Use of Proceeds.......................................  Use of Proceeds

  5.  Determination of Offering Price.......................  *

  6.  Dilution..............................................  *

  7.  Selling Security-Holders..............................  Selling Stockholders

  8.  Plan of Distribution..................................  Plan of Distribution

  9.  Description of Securities to be Registered............  *

10.   Interests of Named Experts and Counsel................  Experts; Legal Matters

11.   Material Changes......................................  *

12.   Incorporation of Certain Information by
      Reference.............................................  Information Incorporated by Reference

13.   Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities...........................................  *

-----------------------------------------
*    Omitted since the answer is negative or the item is inapplicable.

                             CAYENNE SOFTWARE, INC.

                        1,873,332 SHARES OF COMMON STOCK

                              --------------------

     The 1,873,332 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of Cayenne Software, Inc. ("Cayenne" or the "Company") covered by this Prospectus may be offered on a delayed or continuous basis by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest (the "Selling Stockholders") See "Selling Stockholders."

     The Company will not receive any proceeds from the offering. The Company will bear the costs relating to the registration of the Shares offered hereby (other than selling commissions).

     The Selling Stockholders may offer the Shares, from time to time during the effectiveness of this registration, for sale through the NASDAQ Stock Market, in the over-the-counter market, in one or more negotiated transactions, or through a combination of methods of sale, at prices and on terms then prevailing or at negotiated prices. Sales may be effected to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions in connection therewith. See "Plan of Distribution."

     The Common Stock is traded on the NASDAQ Stock Market under the symbol "CAYN". On August 11, 1997, the closing price for the Common Stock, as reported on the NASDAQ Stock Market, was $2.50 per share.

                              --------------------

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                              SEE "RISK FACTORS."

                              --------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

        ALL SECURITIES TO BE REGISTERED HEREBY ARE TO BE OFFERED BY CERTAIN OF THE COMPANY'S STOCKHOLDERS.



                 THE DATE OF THIS PROSPECTUS IS AUGUST __, 1997.

                                   THE COMPANY

     The Company was incorporated in Massachusetts in 1983 under the name Bachman Information Systems, Inc. Its name was changed to Cayenne Software, Inc. in July 1996. The Company supplies software analysis and design solutions for commercial and technical applications and database development. The Company's executive offices are located at 8 New England Executive Park, Burlington, Massachusetts 01803. Its telephone number is (617) 273-9003.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549; and at its regional offices located at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661- 2511, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. Electronic filings made by the Company through the Commission's Electronic Data Gathering, Analysis and Retrieval System are publicly available through the Commission's world wide web site (http://www.sec.gov). The Company's Common Stock is traded on the NASDAQ Stock Market under the symbol CAYN. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information concerning the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and the exhibits and schedules filed therewith, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of which may be obtained from the Commission at prescribed rates. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                      INFORMATION INCORPORATED BY REFERENCE

     The following documents of the Company which have been filed with the Commission are hereby incorporated by reference in this Prospectus.

     (a) Annual Report on Form 10-K, as amended, for the transition period ended December 31, 1996, Commission File No. 0-19682.

     (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, Commission File No. 0-19682.

     (c) Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, Commission File No. 0-19682.

     (d) The description of the Company's Common Stock contained in the Registration Statement on Form 8-A dated November 26, 1991, Commission File No. 0-19682.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing such documents. Any statement or information contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to any person to whom a Prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits and schedules to such documents). Requests should be directed to: Treasurer, Cayenne Software, Inc., 8 New England Executive Park, Burlington, Massachusetts 01803,
(617) 273-9003.

                           FORWARD-LOOKING STATEMENTS
-
     From time to time, information provided by the Company or statements made by its employees may contain "forward-looking" information, as that term is defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The Company cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including but not limited to the matters discussed under "Risk Factors" below.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered by this Prospectus.

FINANCIAL CONDITION OF THE COMPANY

On November 6, 1996, the Company amended and restated its revolving credit agreement with a bank to borrow up to $5 million, to extend its term through October 4, 1997 and to amend certain of the financial and operating covenants and other provisions thereunder. In connection with the amendment, the Company issued to the Bank a three-year warrant to purchase 25,000 shares of the Company's Common Stock at an exercise price of $4.25 per share. The loan is contingent upon meeting certain financial and operating covenants at the time of any borrowing and over the life of the loan. The loan is secured by all of the assets of the Company and any borrowing amounts are tied to a percentage of qualified accounts receivable outstanding at the time of any borrowing. The financial covenants, which were further amended in April 1997, include attainment of specified levels of consolidated net income (loss) at the end of each quarter, including net income of $250,000 for the quarter ended June 30, 1997 and each quarter thereafter, and specified levels of liquidity at the end of each month. The Company was in compliance with all covenants as amended at June 30, 1997 or has received a waiver from the bank as to any non-compliance. At June 30, 1997, the borrowing base under the revolving credit agreement was approximately $2.5 million. The Company had approximately $2.8 million outstanding against the line of credit at that date and is currently working to perfect certain international trade receivables in order to resolve the shortfall. In July 1997, the Company raised $2 million in equity capital through a private placement of Series C Convertible Preferred Stock and Warrants to purchase Common Stock to one of the Selling Stockholders described in this Prospectus. The Company expects to renew or renegotiate its revolving credit agreement that expires on October 4, 1997. The Company is currently seeking additional equity investment on similar terms. The Company expects that its existing cash balances, funds generated through operations, and the additional equity investment will provide sufficient cash resources to finance current operations and projected capital requirements through the end of 1997. Thereafter, the company's cash requirements will depend on the results of future operations, which cannot be foreseen.

     The Company has been notified by The Nasdaq Stock Market, Inc. that it is not in compliance with the net tangible asset requirement for continued listing on the Nasdaq National Market. The Company has been given terms which include raising additional equity, with which it must comply. If the Company is not successful, its stock will be listed under the Nasdaq SmallCap Market. The Company intends to meet this requirement by raising additional equity.

RESULTS OF RECENT OPERATIONS

     The Company's operating results for the three years ended June 30, 1996 the six-month transitional period ended December 31, 1996 and the six months ended June 30, 1997 were significantly adversely affected by several factors. In July 1996, the Company completed its merger with Cadre Technologies, Inc., which resulted in a $6.3 million charge to operations for the quarter ended September 30, 1996 to reflect costs associated with the combining of the two companies, transaction fees, and other costs. In addition, the Company has continued to invest heavily in its object-oriented and client/server-based products. The Company's operating results continue to be affected by the market trends of the Company's customers moving from mainframe development to client/server and object-oriented solutions. The increased revenue growth of the Company's client/server and object-oriented products has not been rapid enough to offset the revenue decline of the Company's mainframe- based products.

     As the Company continues to make the transition from providing tools focused solely on mainframe application development to supporting customers' needs for a more open and flexible set of solutions aimed at the growing client/server market, it faces many challenges. The Company plans to enhance its product offerings through development efforts, strategic alliances and acquisitions to improve its competitive position.

     On July 18, 1996, the Company completed its acquisition of Cadre Technologies Inc. ("Cadre") under an Agreement and Plan of Merger dated March 25, 1996, by and among the Company, Cadre and B.C. Acquisition Corp., whereby the Company agreed to acquire all of the outstanding capital stock of Cadre in exchange for 4,716,442 shares of Cayenne common stock (the "merger"). The merger was accounted for as a pooling-of-interests during the transition period ended December 31, 1996. Effective upon the merger, the Company changed its name to Cayenne Software, Inc. The Company acquired Cadre to expand its product offerings to include structured analysis and design and object-oriented technology and to expand its customer base. During the transition period ended December 31, 1996, the Company incurred a charge of $6.3 million in conjunction with the merger and to reflect costs associated with combining the operations of the two companies, transaction fees, and other costs. Included in the charge were $1.6 million of employee-related termination expenses for approximately 45 employees; $1.3 million of legal, accounting, investment banking, and other professional fees; $1.4 million of facilities closure and consolidation expenses; and $2 million of other expenses associated with the consolidation of the two companies and the name change.

SIGNIFICANT RECENT LOSSES; SHORT PRIOR HISTORY OF PROFITABILITY

     Cayenne received its first venture financing in the third quarter of fiscal 1986, shipped its first software products in the fourth quarter of fiscal 1988, and did not reach profitability until the first quarter of fiscal 1991. Cayenne incurred net losses of $13.2 million, $24.9 million, and $11.3 million in Fiscal 1994, Fiscal 1995, and Fiscal 1996, respectively, and a net loss of $6.4 million for the six months ended December 31, 1996, which included a $6.3 million charge for restructuring and other costs in September 1996. For the six months ended June 30, 1997 the Company recorded a net loss of $1.8 million. A reorganization of the Company's sales force during June 1997 resulted in a longer sales cycle for software licenses and adversely effected profitability. In September 1994, the first quarter of fiscal 1995, the Company recorded a restructuring charge of approximately $2 million resulting from reductions in staff and related facilities expenses and the termination of certain contracts. During the quarter ended June 30, 1995, the Company also incurred approximately $1.8 million in restructuring costs, which included a $0.9 million write-off of redundant capitalized software, $0.8 million of employee related costs, and $0.1 million of other costs related to the restructuring. In the quarter ended December 31, 1995, the Company incurred an additional $1.7 million in restructuring charges. Future operating results will depend on many factors, including demand for Cayenne's products, Cayenne's ability to obtain major orders, the level of competition, Cayenne's ability to develop and market new products, and the ability of its officers and key employees to manage Cayenne's business and control costs. There can be no assurance that revenue growth or profitable operations on a quarterly or annual basis will be achieved during 1997 or in any subsequent fiscal year.

CHANGING MARKETS

     The Company develops software tools that help software developers create applications and integrate diverse information sources for large and small software development projects. The products include modeling, database design and development tools for object-oriented, data-driven and structured application development approaches for use by large corporations, independent software vendors and technical organizations. The products are targeted to the object and relational application development needs of software development teams in a scalable, workgroup-to-enterprise environment. The Company's products are used to create real-time and embedded applications, three-tier client/server applications, data warehouses, and internet/intranet solutions on a wide range of platforms. The market in which Cayenne participates is characterized by frequent and rapid changes in hardware and software technology and in customer preferences; the Company has responded to these changes and will continue to do so in the future. For information-intensive applications the computing environment has migrated from centralized mainframe computers to personal computer networks and related "client/server" technology, and it is now incorporating internet/intranet environments. The Company has devoted much effort to change its product mix in response to these market changes by: 1) transitioning its mainframe products to a client/server environment, 2) leading the software industry in the structured to object- oriented design methodologies migration,
3) adding UML object modeling methodology to its OMT methodology, and 4) internet enabling the Company's products. Cayenne's future success will depend on its ability to enhance its current products and to develop and introduce new products that accommodate advances in software and hardware technology and changing customer requirements.

     In July 1996, the Company acquired Cadre Technologies, Inc. and entered into an additional industry segment focused on the creation and maintenance of complex software systems, the problem addressed by Computer Aided Software Engineering ("CASE") products. During the 1970s, a number of "structured" techniques and methods were invented to replace earlier ad-hoc approaches to software development. The analysis and design (as opposed to implementation) techniques emphasize the building of abstract models to assist in the understanding, planning, and implementation of a system. The rationale for modeling is the same in software as it is in any engineering discipline; money and effort are saved if problems are identified and dealt with early in the engineering process.

     Structured analysis and structured design. In the early eighties, networks of computer workstations made it feasible to partially automate the capture, traversal, and analysis of engineering models by work groups. This technology was rapidly adopted in the civil, mechanical, and electrical engineering domains. The CASE market expanded quickly in the mid-to late-eighties, as did the number of companies formed to service it. The high end of the market, with its multi-user networked UNIX engineering workstation solution, found a home in technically-oriented organizations, such as those in telecommunications, aerospace and defense. The other end of the market focused on single-user, personal computer ("PC") based products. These found early success in corporate IS organizations, where PCs were widely used.

     The IS CASE market declined in the early nineties for a number of reasons. While the IS software development market is large, commitment to structured methods (and the attendant engineering discipline) was weak. Some CASE companies made claims which the products were unable to deliver and soured the market. Others were slow to respond to technology changes such as the shift to client-server application development and object orientation (discussed further below). The decline resulted in a number of market leaders closing or being acquired. The technical market, where Cadre derived the majority of its business, was affected by the contraction and consolidation in the defense industry. Consequently, Cadre diversified its product line into the software development process, including debugging, measurement and verification tools.

     Object oriented technology. In the meantime, the software development community began to experiment with "object-oriented" technology, and in particular, OO analysis, design and implementation techniques. The structured techniques mentioned previously generally partition a system purely along functional lines, i.e. in terms of what the system does. The OO approach partitions a system into "objects", where each object encapsulates information and those functions that operate on that information. The benefit of the OO approach is that systems partitioned this way are more robust, more amenable to change, and the objects are easier to reuse in other systems.

     Cadre started selling its first OO analysis and design products (based on the method of developing software created by Shlaer-Mellor) in 1989. When market momentum began to build around a related method called the Object Modeling Technique ("OMT"), Cadre initially entered the market by reselling an OMT product in 1993. This was replaced by the OMT tool developed by Westmount Technology B.V., acquired by Cadre in 1995. In 1997, Cayenne introduced an object oriented product line that uses the Unified Modeling Language ("UML") methodology.

FLUCTUATIONS IN QUARTERLY PERFORMANCE

     Throughout its history, Cayenne's revenue has varied from quarter to quarter, with the largest portion of revenue recognized in the fourth quarter of each fiscal year. In the normal course of events, Cayenne may realize lower revenue in the first quarter than in the preceding fourth quarter and also may realize lower revenue in the third quarter than in the preceding second quarter. Cayenne has also frequently recognized more revenue in the last month of each quarter than in either of the preceding two months. Cayenne believes that these quarterly and monthly patterns are partly attributable to Cayenne's sales commission policies, which compensate sales personnel for meeting or exceeding quarterly quotas, and to the budgeting and purchasing cycles of customers. In addition, Cayenne's revenue and earnings have fluctuated historically, and may fluctuate in the future, due to the timing of large individual orders. There were no large orders ($1,000,000 or more) during the six months ended June 30, 1997. Cayenne usually has no significant backlog, and substantially all of its product revenue in any quarter results from sales made in that quarter. If sales do not close in a quarter as expected, Cayenne's results of operations for that quarter would be adversely affected. Net income may be disproportionately affected by a reduction in revenues because only a small portion of Cayenne's expenses vary with revenues.

HIGHLY COMPETITIVE INDUSTRY; INCREASING COMPETITION; DEPENDENCE ON KEY PERSONNEL

     The market for Cayenne's software products is highly competitive, and Cayenne expects competition to increase. Companies competing in related markets, including hardware manufacturers, could seek to enter this market with software products which offer functionality similar to that offered by Cayenne's products. The computer aided software engineering ("CASE") market generally has been adversely affected by competition from other programming support environments. In addition, Cayenne expects to encounter additional competitors as it expands its product line beyond the mainframe and structured analysis and design markets into the client/server and object-oriented markets. Many of Cayenne's existing and potential competitors have greater financial, technical and other resources than Cayenne. In addition, mergers or other business combinations among competitors could strengthen them and create larger companies with broader product offerings, more extensive market influence and greater resources. Maintaining and improving Cayenne's competitive position will require continued investment by Cayenne in research and development, sales, and marketing, particularly as Cayenne expands its product line beyond the mainframe and structured analysis and design markets. There can be no assurance that Cayenne will have sufficient resources to make that investment. Competitive pressures could result in loss of market share, price reductions and increases in expenses that could adversely affect Cayenne's business.

     Cayenne has experienced turnover in its personnel in the past including certain executives and key management, technical, and sales employees. Cayenne's future success will depend in large part upon its ability to attract and retain skilled executives and management and technical personnel. Competition for such personnel in the software industry continues to be intense. There can be no assurance that Cayenne will be successful in attracting and retaining the personnel it requires for its operations.

VOLATILITY OF SHARE PRICE

     Since the completion of Cayenne's initial public offering in November 1991, the closing price of Cayenne Common Stock, as reported by the Nasdaq Stock Market, has ranged from $1 3/4 to $37 3/4. The highest closing price of the Common Stock as reported on the NASDAQ Stock Market during the Company's last two completed fiscal years was $11.875 per share. See "Price Range of Common Stock and Dividends." Announcements of technological innovations or new products by Cayenne or its competitors, quarterly variations in Cayenne's operating results, general factors affecting the computer software industry, and other factors may cause the market price of Cayenne Common Stock to fluctuate significantly in the future. In addition, in recent years the stock market has experienced large price and volume fluctuations, which often have been unrelated to the operating performance of specific companies or market sectors.

RISKS OF INTERNATIONAL OPERATIONS; RELIANCE ON DISTRIBUTORS

     Approximately 48%, 50%, 52%, 51% and 53% of Cayenne's revenues in fiscal 1994, 1995, and 1996, the six months ended December 31, 1996, and the six months ended June 30, 1997, respectively, were attributable to international sales.

     The future contribution of sales from Cayenne's international subsidiaries to its results of operations depends on Cayenne's success in maintaining cost-effective direct marketing operations through Cayenne's wholly owned subsidiaries in Australia, Germany, Italy, the Netherlands, Singapore, Spain, and the United Kingdom. Sales in countries in which Cayenne continues to use independent distributors will remain subject to the distributors' financial condition and success, which cannot be controlled by Cayenne. Other risks inherent in Cayenne's international business generally include exposure to currency fluctuations, longer payment cycles, greater difficulties in accounts receivable collection and the requirement of complying with a wide variety of foreign laws.

DEPENDENCE ON PROPRIETARY TECHNOLOGY

     Cayenne's success is heavily dependent upon its proprietary software technology. Cayenne relies principally on a combination of copyrights, trade secrets and contractual rights to protect its proprietary technology. In addition, Cayenne holds ten United States patents and currently has various patent applications pending abroad. There can be no assurance that any patents will be issued in respect of those applications, or that the steps taken by Cayenne to protect its proprietary rights will be adequate to prevent misappropriation of its technology or independent development by others of similar technology. Although Cayenne believes that its products and technology do not infringe on any existing proprietary rights of others, the use of patents to protect software has increased, and there can be no assurance that third parties will not assert infringement claims in the future. If any such claim were to be asserted, it might involve costly and protracted litigation. No assurance can be given that Cayenne would be successful in any such litigation or that, if it were not successful, it would be able to license the disputed proprietary rights on commercially reasonable terms.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF CHARTER AND BY-LAWS, MASSACHUSETTS LAW AND EMPLOYMENT AGREEMENTS

     The Cayenne Board has the authority to issue up to 1,600,000 shares of preferred stock (including the 100,000 shares of Series C Convertible Preferred Stock issued in July 1997) and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Cayenne Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Cayenne preferred stock that may be issued in the future. The issuance of Cayenne preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Cayenne. In addition, the classification of the Cayenne Board and certain other provisions of Cayenne's Restated Articles of Organization (the "Cayenne Articles"), its Amended and Restated By-Laws (the "Cayenne By-Laws") and Massachusetts law could delay or frustrate the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving Cayenne. Further, Cayenne and certain of its current executive officers have entered into employment agreements that become effective only upon the occurrence of certain "changes in control." Other officers of the Company also have arrangements providing them with severance payments and other benefits if their employment is terminated without cause or, in some cases, in connection with a change in control of the Company. While these agreements were intended by Cayenne to limit further departures by executive officers, the agreements also could have the effect of making a merger, tender offer or proxy contest more difficult.

SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE

     Sales of a substantial number of shares of Cayenne Common Stock in the public market could adversely affect the market price for the Cayenne Common Stock. Sales of substantial amounts of Cayenne Common Stock by existing holders may impair Cayenne's ability to raise capital in the future through the sale of Cayenne Common Stock or other equity securities.

     Cayenne has registered 11,799,945 shares of Cayenne Common Stock issuable under its stock option and stock purchase plans, of which 3,071,509 shares were subject to outstanding options at August 7, 1997. Shares issued upon the exercise of options and shares issued under Cayenne's stock purchase plan generally will be eligible for sale in the public market.

LITIGATION

     Cayenne has received correspondence from Esprit Systems Consulting, Inc. claiming that Cayenne's subsidiary, Cadre Technologies, Inc., is liable to Esprit for approximately $1,650,000 under an extension to a contract for services to be rendered to Cadre. Cayenne believes that the claim is without merit, because, among other things, the contract in question terminated without extension. The claim has not been asserted formally in arbitration or litigation, and no assurance can be given as to its future course or likely result.


                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of Common Stock offered hereby by the Selling Stockholders.

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     The following table sets forth, for the periods indicated, the range of high and low sales prices for the Company's common stock, as reported by the NASDAQ Stock Market. The Company's Common Stock is traded under the NASDAQ symbol "CAYN" (formerly "BACH") since the Company's initial public offering on November 26, 1991. These prices reflect interdealer prices, without retail mark-ups, mark-downs or commissions, and do not necessarily represent actual transactions.

                          6 Months        Fiscal Year          Fiscal Year          Fiscal Year
                        Ended 6/30/97        1996b                 1996                 1995
                      ----------------   ---------------     --------------     ------------------
                        High     Low      High      Low        High     Low        High      Low

First Quarter          $5.88    $3.938    $7.13    $4.00      $7.875   $5.75      $2.750    $1.75

Second Quarter         4.188      3.25     5.69     3.813      10.25    4.625      4.188     2.00
Third Quarter            n/a       n/a      n/a       n/a      11.875   8.25       5.375     3.50
Fourth Quarter           n/a       n/a      n/a       n/a       10.00   6.50       7.875     4.50

     The Company has not declared or paid cash dividends on its common stock and does not plan to pay cash dividends to its stockholders in the near future. The Company presently intends to retain any earnings to finance further growth of its business. At August 7, 1997, there were 617 stockholders of record of the Company's Common Stock.

NOTE: In October 1996, the Company changed its fiscal year-end from June 30 to December 31, and accordingly experienced a short fiscal year from July 1 through December 31, 1996. That short year is referred to as "Fiscal Year 1996b" in the table above.

                                    BUSINESS

         CAYENNE SOFTWARE, INC., organized as a Massachusetts corporation in 1983 under the name BACHMAN Information Systems, Inc., develops, markets and supports a comprehensive suite of software products and services. Fortune 1000 companies and government agencies around the world use Cayenne products as they develop, implement, and maintain enterprise-wide, business-critical information systems. Cayenne's products are designed around an innovative open architecture that enables organizations to create applications that integrate diverse information sources into new high-performance computing environments, to modify applications as business and technology change, and to run those applications on a variety of platforms. Cayenne's approach to reusability and its open architecture directly support mainframe and client/server initiatives and partnerships with other leading software vendors.

         Cayenne targets its products to Fortune 1000 companies, government agencies, and organizations of similar size throughout the world that use personal computers, workstations, mid-range and mainframe computers and relational database management systems for data-intensive applications.

         The Company develops software tools that help software developers create applications and integrate diverse information sources for large and small software development projects. The products include modeling, database design and development tools for object-oriented, data-driven and structured application development approaches for use by large corporations, independent software vendors and technical organizations. The products are targeted to the object and relational application development needs of software development teams in a scaleable, workgroup-to-enterprise environment. The Company's products are used to create real-time and embedded applications, three-tier client/server applications, data warehouses, and Internet/intranet solutions on a wide range of platforms. The market in which Cayenne participates is characterized by frequent and rapid changes in hardware and software technology and in customer preferences, and therefore, the Company has devoted much effort to enhance its product offerings and to improve its competitive position through: development efforts, strategic alliances and acquisitions. These actions have had an adverse effect on the Company's operating results during fiscal 1994, 1995 and 1996 the six-month transition period ended December 31, 1996 and the six months ended June 30, 1997.

Cayenne's executive offices, principal research and development facilities, and principal marketing, customer service and support and production facilities are located in approximately 62,000 square feet of space in an executive office park in Burlington, Massachusetts. Cayenne occupies that space under a lease expiring October 31, 1997. Cayenne is currently negotiating for renewal of its lease. There is currently substantial demand for general office space in the Greater Boston area; and Cayenne may experience an increase in rental expense for periods after October 1997, as well as expenses for moving if Cayenne ultimately arranges to lease other space. Cayenne maintains its primary sales and support offices in nine locations in the United States, and its distribution subsidiaries have offices in Toronto, Canada; Bracknell, England; Wiesbaden and Munich, Germany; Singapore; Madrid, Spain; Delft, Netherlands; Canberra, Australia; and Florence, Milan, Rome, and Turin, Italy.


                              SELLING STOCKHOLDERS

         The following table sets forth the number of shares of Common Stock owned by each of the Selling Stockholders as of August 12, 1997. Except as indicated, none of the Selling Stockholders has had a material relationship with the Company within the past three years other than as a result of the ownership of the Shares or other securities of the Company. Because the Selling Stockholders may offer all or some of the Shares which they hold pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the amount of Shares that will be held by the Selling Stockholders after completion of this offering. The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below:

                                         Shares
                                      Beneficially
                                      Owned Before    Shares Registered
                                      the Offering    for Sale Hereby1
                                    ---------------- -------------------
Southbrook International                   1,033,332           1,033,332
  Investments, Ltd.2
  Total                                    1,033,332           1,033,332
                                    ================ ===================


(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Southbrook International Investments, Ltd. holds 100,000 shares of the company's Series C Convertible Preferred Stock, which may be converted to shares of Common Stock from time to time at a rate determined by the lower of the average quoted market price of the Common Stock for either
         (i) the ten trading days preceding the date of issuance or (ii) any five trading days during the period of thirty days before the conversion. The amount of Common Stock shown in the table reflects the amount into which the full 100,000 shares of Preferred Stock might have been converted on August 12, 1997 in accordance with the market-price formula. Because the number of shares of Common Stock that will be ultimately issued to Southbrook upon conversion of the preferred stock is dependent upon the conversion formula described above, that amount (and therefore the amount of Common Stock offered hereby) cannot be determined at this time. Southbrook also holds warrants to purchase an aggregate of 233,332 shares of Common Stock. The amount of Common Stock shown in the table reflects the amount that the Southbrook would be entitled to purchase upon exercise of the warrants in full.


                              PLAN OF DISTRIBUTION

         The Common Stock may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest thereof. They may sell from time to time on one or more exchanges, in the over-the-counter market, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. The shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to the Prospectus, as supplemented, (c) an exchange distribution in accordance with the rules of such exchange, (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers,
(e) privately negotiated transactions; if short sales; and (g) a combination of any such methods of sale. In addition, any securities covered by the Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to the Prospectus, as supplemented. From time to time the Selling Stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the shares in connection therewith.

         From time to time Selling Stockholders may pledge their shares pursuant to the margin provisions of their respective customer agreements with their respective brokers. Upon a default by a Selling Stockholder, the broker may offer and sell the pledged shares of Common Stock from time to time.

         To the extent required by applicable law, the specific Shares to be sold, the names of the Selling Shareholders, the respective purchase prices and public offering prices, the names of any such agent, broker-dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. Resales or reoffers of the Shares by the Selling Shareholders must be accompanied by a copy of this Prospectus.

         The Selling Shareholders and any agents, broker-dealers or underwriters that participate in the distribution of the Shares may be deemed to be underwriters, and any profit on the sale of the Shares by them, and any discounts, commissions or concessions received by them, may be deemed to be underwriting commissions or discounts under the Securities Act.


                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Foley, Hoag & Eliot LLP, Boston, Massachusetts.


                                     EXPERTS

         The consolidated balance sheets as of December 31 and June 30, 1996 and 1995 and the consolidated statements of operations, stockholders' equity (deficit), and cash flows for the six month period ended December 31, 1996 and for each of the three years in the period ended June 30, 1996 of the Company incorporated by reference in this Registration Statement, have been incorporated by reference herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The consolidated financial statements of Cadre Technologies, Inc. and its subsidiaries as of December 31, 1995 and for each of the two years in the period then ended, incorporated in this prospectus by reference from the Cayenne Software, Inc. Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their report which is incorporated herein by reference (which report expresses in unqualified opinion and includes an explanatory paragraph relating to substantial doubt about Cadre Technologies, Inc.'s ability to continue as a going concern), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   No person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Shareholder. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or the information contained herein is correct as of any time subsequent to its date.





                                TABLE OF CONTENTS




                                        Page

The Company............................... 2
Available Information..................... 2
Information Incorporated
  by Reference.............................2
Forward-looking Statements.................3
Risk Factors.............................  4
Use of Proceeds............................9
Price Range of Common Stock
  and Dividends...........................10
Business..................................11
Selling Stockholders......................11
Plan of Distribution......................12
Legal Matters.............................13
Experts...................................13


                                1,873,332 Shares





                             CAYENNE SOFTWARE, INC.










                                  Common Stock
                           (par value $.01 per share)







                             -----------------------

                                   PROSPECTUS
                             -----------------------









                                 August __, 1997

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The Selling Stockholder(s) will bear all brokerage fees and commissions and similar charges relating to their sales of any of the registered shares. The following expenses of this registration (all estimated) will be borne by the
Registrant:

      SEC registration fee.......................   $ 1,455
      Printing and EDGAR filing..................     5,000
      Legal and accounting fees..................     7,500
                                                    -------
      ...........................................    13,955
                                                    =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Paragraph D of Article 6 of the Company's Articles provides that, to the maximum extent permitted by Massachusetts law (as the same exists or is subsequently amended), no director shall be personally liable to the Company or any of its stockholders for monetary damages arising out of the director's breach of fiduciary duty as a director of the Company. Section 13(b)(l 1/2) of the Massachusetts BCL provides that a Massachusetts corporation's articles of organization may state a provision eliminating or limiting the personal liability of a director to a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under specified sections of the Massachusetts BCL establishing the liability of directors for certain unauthorized distributions and loans to insiders or (iv) for any transaction from which the director derived an improper personal benefit.

      Section 6 of Article VII of the the Company's By-Laws provides that the Company shall, to the extent legally permissible, indemnify each of its directors and officers (including persons who serve at its request as directors, officers or trustees of any organization in which the Company has an interest as a stockholder, creditor or otherwise), against all liabilities and expenses reasonably incurred by such persons in connection with the defense or disposition of any action, suit or proceeding in which they may be involved or with which they may be threatened by reason of being or having been such a director or officer, except with respect to any matter as to which they shall have been adjudicated not to have acted in good faith in the reasonable belief that their action was in the best interests of the Company. Section 67 of the Massachusetts BCL authorizes a Massachusetts corporation to indemnify its directors, officers, employees and other agents unless such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such action was in the best interests of the corporation.

      The effect of these provisions would be to permit indemnification by the Company for, among other liabilities, (a) liabilities arising out of the Securities Act in connection with this Registration Statement (see Item 9 below).

      Section 67 of the Massachusetts BCL also affords a Massachusetts corporation the power to obtain insurance on behalf of its directors, officers, employees and agents against liabilities incurred by them in those capacities or out of their status as such, whether or not the corporation would have the power to indemnify them against those liabilities. The Company has procured a directors' and officers' liability and company reimbursement liability insurance policy that (a) insures directors and officers of the Company against losses (in excess of a deductible amount) arising from certain claims made against them by reason of certain acts done or attempted by such directors or officers and (b) insures the Company against losses (in excess of a deductible amount) arising from any such claims, but only if the Company is required or permitted to indemnify such directors or officers for such losses under statutory or common law or under provisions of the Company's articles of organization or by-laws.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

      (a)...............................Exhibits:

            3.1 Statement of Rights and Preferences of Series C Convertible Preferred Stock

            4.1 Specimen Certificate representing Common Stock of the Company (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1, File No. 33-43401, and incorporated herein by reference)

            4.2 Convertible Preferred Stock Purchase Agreement dated as of July 18, 1997 between the Company and Southbrook International Investments, Ltd.

            4.3   Registration Rights Agreement dated as of July 18, 1997

            4.4   Form of Warrant Agreement dated as of July 18, 1997

            5.1   Opinion of Foley, Hoag & Eliot LLP

           23.1   Consent of Coopers & Lybrand L.L.P.

           23.2   Consent of Deloitte & Touche LLP

           23.3   Consent of Foley, Hoag & Eliot LLP (included on Exhibit 5.1)

           24.1   Power of Attorney (contained on the signature page)

ITEM 17. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:


                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs 2 (a)(1)(i) and 2 (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

                  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Burlington, Massachusetts, on August 15, 1997.

                                 CAYENNE SOFTWARE, INC.


                                 By: /s/ Frederick H. Phillips
                                     ------------------------------------------
                                     Frederick H. Phillips
                                     Vice President, Finance and Administration

     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Peter J. Boni and Frederick H. Phillips, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing he may deem necessary or advisable to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                                   TITLE                                         DATE
         ---------                                   -----                                         ----

         /s/ Peter J. Boni                           President and                                   August 18, 1997
         --------------------------                    Chief Executive Officer,
         Peter J. Boni                                 Director


         /s/ Frederick H. Phillips                   Vice President, Finance and Administration,     August 15, 1997
         --------------------------                  Treasurer and Chief Financial Officer
         Frederick H. Phillips                         (Principal Financial and Accounting Officer)


         /s/ Charles W. Bachman                      Chairman of the Board                            August 8, 1997
         --------------------------                    of Directors
         Charles W. Bachman


         /s/ John J. Alexander                       Director                                        August 11, 1997
         --------------------------
         John J. Alexander


         /s/ R. John Fletcher                        Director                                         August 8, 1997
         --------------------------
         R. John Fletcher


         /s/ William H. D. Goddard                   Director                                        August 14, 1997
         --------------------------
         William H. D. Goddard


         /s/ Roland Pampel                           Director                                        August 11, 1997
         --------------------------
         Roland Pampel


         /s/ Allyn C. Woodward, Jr.                  Director                                        August 11, 1997
         --------------------------
         Allyn C. Woodward, Jr.

                                INDEX OF EXHIBITS


            3.1 Statement of Rights and Preferences of Series C Convertible Preferred Stock

            4.1 Specimen Certificate representing Common Stock of the Company (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1, File No. 33-43401, and incorporated herein by reference)

            4.2 Convertible Preferred Stock Purchase Agreement dated as of July 18, 1997 between the Company and Southbrook International Investments, Ltd.

            4.3   Registration Rights Agreement dated as of July 18, 1997

            4.4   Form of Warrant Agreement dated as of July 18, 1997

            5.1   Opinion of Foley, Hoag & Eliot LLP

           23.1   Consent of Coopers & Lybrand L.L.P.

           23.2   Consent of Deloitte & Touche LLP

           23.3   Consent of Foley, Hoag & Eliot LLP (included on Exhibit 5.1)

           24.1   Power of Attorney (contained on the signature page)